Exhibit 10.2

CONFIDENTIALITY, NON-SOLICITATION and
NON-COMPETITION AGREEMENT

This Agreement is made as of March 7, 2013 by and between EQT Corporation, a Pennsylvania corporation (EQT Corporation and its subsidiary companies are hereinafter collectively referred to as the “Company”), and BRIAN PIETRANDREA (the “Employee”).

WITNESSETH:

WHEREAS, during the course of Employee’s employment with the Company, the Company has imparted and will continue to impart to Employee proprietary and/or confidential information and/or trade secrets of the Company; and

WHEREAS, the Company desires to secure the continuing services of Employee in his Director of Partnership Accounting position; and

WHEREAS, in order to protect the business and goodwill of the Company, the Company desires to obtain certain confidentiality, non-competition and non-solicitation covenants from the Employee and Employee desires to agree to such covenants in exchange for a grant of performance restricted stock (which will be subject to the terms and conditions of the 2009 EQT Corporation Long-Term Incentive Plan, the 2013 Value Driver Program, the 2013 Executive Performance Incentive Program and the applicable Participant Award Agreements) which will be issued upon execution of this Agreement or shortly thereafter and the Company’s promise herein to pay certain severance benefits to Employee (subject to the provisions of Section 3 below) in the event that Employee’s employment with the Company is terminated without Cause as defined below; and

WHEREAS, in order to accomplish the foregoing objectives, the Company and the Employee desire enter into this Agreement which, among other things, reflects the parties’ best efforts to comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended, (the “Code”) to the benefit of the Employee; and

WHEREAS, the Employee is willing to enter into this Agreement, which contains, among other things, specific confidentiality, non-competition and non-solicitation agreements, in consideration of the foregoing; and

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

1.    Restrictions on Competition and Solicitation. While the Employee is employed by the Company and for a period of six (6) months after the date of Employee’s termination of employment with the Company for any reason Employee will not, directly or indirectly, expressly or tacitly, for himself or on behalf of any entity conducting business anywhere in the Restricted Territory (as defined below): (i) act as an officer, manager, advisor, executive, shareholder, or consultant to any business in which his duties at or for such business include oversight of or actual involvement in providing services which are competitive with the services or products being provided or which are being produced or developed by the Company, or were under investigation by the Company within the last two (2) years prior to the end of Employee’s employment with the Company, (ii) recruit investors on behalf of an entity which engages in activities which are competitive with the services or products being provided or which are being produced or developed by the Company, or were under investigation by the Company within the last two (2) years prior to the end of Employee’s employment with the Company, or (iii) become employed by such an entity in any capacity which would require Employee to carry out, in whole or in part, the duties Employee has performed for the Company which are competitive with the services or products being provided or which are being produced or developed by the Company, or were under active investigation by the Company within the last two (2) years prior to the end of Employee’s employment with the Company. Notwithstanding the foregoing, the Employee may purchase or otherwise acquire up to (but not more than) 1% of any class of securities of any enterprise (but without otherwise participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934. This covenant shall apply to any services, products or businesses under investigation by the Company within the last two (2) years prior to the end of Employee’s employment with the Company only to the extent that the Employee acquired or was privy to confidential information regarding such services, products or businesses. Employee acknowledges that this restriction will prevent the Employee from acting in any of the foregoing capacities for any competing entity operating or conducting business within the Restricted Territory and that this scope is reasonable in light of the business of the Company.

Restricted Territory shall mean (i) any states in which the Company has a regulated-utility operation, which may change from time to time, but as of the effective date of this Agreement are Pennsylvania, West Virginia and Kentucky; or (ii) any states in which the Company owns, operates or has contractual rights to purchase natural gas-related assets (other than commodity trading rights), including but not limited to, storage facilities, interstate pipelines, intrastate pipelines, intrastate distribution facilities, liquefied natural gas facilities, propane-air facilities or other peaking facilities, and/or processing or fractionation facilities; or (iii) any state in which the Company owns proved, developed and/or undeveloped natural gas and/or oil reserves and/or conducts natural gas or oil exploration and production activities of any kind; or (iv) any state investigated by the Company as a possible jurisdiction in which to conduct any of the business activities described in subparagraphs (i) through (iii) above within the last two (2) years prior to the end of Employee’s employment with the Company.

Employee agrees that for a period of six (6) months following the termination of Employee’s employment with the Company for any reason, including without limitation termination for cause or without cause, Employee shall not, directly or indirectly, solicit the business of, or do business with: (i) any customer that Employee approached, solicited or accepted business from on behalf of the Company, and/or was provided confidential or proprietary information about while employed by the Company within the one (1) year period preceding Employee’s separation from the Company; and (ii) any prospective customer of the Company who was identified to or by the Employee and/or who Employee was provided confidential or proprietary information about while employed by the Company within the one (1) year period preceding Employee’s separation from the Company, for purposes of marketing, selling and/or attempting to market or sell products and services which are the same as or similar to any product or service the Company offers within the last two (2) years prior to the end of Employee’s employment with the Company, and/or, which are the same as or similar to any product or service the Company has in process over the last two (2) years prior to the end of Employee’s employment with the Company to be offered in the future.

While Employee is employed by the Company and for a period of six (6) months after the date of Employee’s termination of employment with the Company for any reason, Employee shall not (directly or indirectly) on his own behalf or on behalf of any other person or entity solicit or induce, or cause any other person or entity to solicit or induce, or attempt to solicit or induce, any employee or consultant to leave the employ of or engagement by the Company or its successors, assigns or affiliates, or to violate the terms of their contracts with the Company.

2.    Confidentiality of Information and Nondisclosure. The Employee acknowledges and agrees that his employment by the Company necessarily involves his knowledge of and access to confidential and proprietary information pertaining to the business of the Company and its subsidiaries. Accordingly, the Employee agrees that at all times during the term of this Agreement and for as long as the information remains confidential after the termination of the Employee’s employment, he will not, directly or indirectly, without the express written authority of the Company, unless directed by applicable legal authority having jurisdiction over the Employee, disclose to or use, or knowingly permit to be so disclosed or used, for the benefit of himself, any person, corporation or other entity other than the Company and its subsidiaries, (i) any information concerning any financial matters, customer relationships, competitive status, supplier matters, internal organizational matters, current or future plans, or other business affairs of or relating to the Company and its subsidiaries, (ii) any management, operational, trade, technical or other secrets or any other proprietary information or other data of the Company or its subsidiaries, or (iii) any other information related to the Company or its subsidiaries which has not been published and is not generally known outside of the Company. The Employee acknowledges that all of the foregoing, constitutes confidential and proprietary information, which is the exclusive property of the Company.

3.    Severance Benefit. If the Employee’s employment is terminated by the Company for any reason other than Cause (as defined below), the Company shall continue to pay the Employee his base salary in effect at the time of such termination for a period of six (6) months from the date thereof. In addition, if Employee elects benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company will pay the employer’s share of the premiums for Employee’s health insurance coverage under the Company’s health insurance plan for a period of six (6) months after his termination. Such salary and health insurance continuation shall be in lieu of any payments and/or benefits to which the Employee would otherwise be entitled under the EQT Corporation Severance Pay Plan. If Employee wishes to continue COBRA coverage thereafter, he may do so at his own expense for the remainder of the COBRA period as provided by law. The Company’s obligation to provide such continuing salary and health insurance benefits shall be contingent upon the following:

(a)	Employee’s execution of a release of claims substantially similar in form and substance to the one attached hereto as Appendix A; and

(b)	Employee’s compliance with his obligations hereunder, including, but not limited to, Employee’s obligations set forth in Sections 1 and 2.

Solely for purposes of this Agreement, “Cause” shall include: (i) the conviction of a felony, a crime of moral turpitude or fraud or having committed fraud, misappropriation or embezzlement in connection with the performance of his duties hereunder, (ii) willful and repeated failures to substantially perform his assigned duties; or (iii) a violation of any provision of this Agreement or express significant policies of the Company.

The base salary shall be paid on regularly scheduled payroll dates each month commencing in the month following the Employee’s separation from service; provided, however, if the Employee is a “specified employee” under Section 409A at the time of separation from service, then no payments may be made until the first day following the six-month anniversary of his separation from service and, to the extent otherwise payable during such six-month period, shall be accumulated and paid on such date. The term “separation from service”, when used herein, shall be construed consistent with Section 409A.

4.    Authorization to Modify Restrictions. The provisions of this Agreement are severable. To the extent that any provision of this Agreement is deemed unenforceable in any court of law the parties intend that such provision be construed by such court in a manner to make it enforceable.

5.    Reasonable and Necessary Agreement. The Employee acknowledges and agrees that: (i) this Agreement is necessary for the protection of the legitimate business interests of the Company; (ii) the restrictions contained in this Agreement are reasonable; (iii) the Employee has no intention of competing with the Company within the limitations set forth above; (iv) the Employee acknowledges and warrants that Employee believes that Employee will be fully able to earn an adequate livelihood for Employee and Employee’s dependents if the covenant not to compete contained in this Agreement is enforced against the Employee; and (v) the Employee has received adequate and valuable consideration for entering into this Agreement.

6.    Injunctive Relief and Attorneys’ Fees. The Employee stipulates and agrees that any breach of this Agreement by the Employee will result in immediate and irreparable harm to the Company, the amount of which will be extremely difficult to ascertain, and that the Company could not be reasonably or adequately compensated by damages in an action at law. For these reasons, the Company shall have the right, without objection from the Employee, to obtain such preliminary, temporary or permanent mandatory or restraining injunctions, orders or decrees as may be necessary to protect the Company against, or on account of, any breach by the Employee of the provisions of Sections 1 and 2 hereof. In the event the Company obtains any such injunction, order, decree or other relief, in law or in equity, (i) the duration of any violation of Section 1 shall be added to the six (6) month restricted period specified in Section 1, and (ii) the Employee shall be responsible for reimbursing the Company for all costs associated with obtaining the relief, including reasonable attorneys’ fees and expenses and costs of suit. Such right to equitable relief is in addition to the remedies the Company may have to protect its rights at law, in equity or otherwise.

7.    Binding Agreement. This Agreement (including the covenants contained in Sections 1 and 2) shall be binding upon and inure to the benefit of the successors and assigns of the Company.

8.    Governing Law/Consent to Jurisdiction and Venue. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania. For the purpose of any suit, action or proceeding arising out of or relating to this Agreement, Employee irrevocably consents and submits to the jurisdiction and venue of any state or federal court located in Allegheny County, Pennsylvania. Employee agrees that service of the summons and complaint and all other process which may be served in any such suit, action or proceeding may be effected by mailing by registered mail a copy of such process to Employee at the address set forth below (or such other address as Employee shall provide to Company in writing). Employee irrevocably waives any objection which he may now or hereafter has to the venue of any such suit, action or proceeding brought in such court and any claim that such suit, action or proceeding brought in such court has been brought in an inconvenient forum and agrees that service of process in accordance with this Section will be deemed in every respect effective and valid personal service of process upon Employee. Nothing in this Agreement will be construed to prohibit service of process by any other method permitted by law. The provisions of this Section will not limit or otherwise affect the right of the Company to institute and conduct an action in any other appropriate manner, jurisdiction or court. The Employee agrees that final judgment in such suit, action or proceeding will be conclusive and may be enforced in any other jurisdiction by suit on the judgment or in any other manner provided by law.

9.     Termination. The Company may terminate this Agreement by giving six (6) months’ prior written notice to the Employee; provided that all provisions of this Agreement shall apply if any event specified in Section 3 occurs prior to the expiration of such six (6) month period.

10.    Employment at Will. Employee shall be employed at-will and for no definite term. This means that either party may terminate the employment relationship at any time for any or no reason.

11.    Arbitration of Employment Claims. In the event that Employee does not execute a release of all claims pursuant to Section 3(a) above, any dispute arising out of or relating to Employee’s employment or termination of employment with the Company shall be resolved by the sole and exclusive means of binding arbitration in accordance with the terms of the EQT Corporation Alternative Dispute Resolution Program (the “ADR Program”) pursuant to the Alternative Dispute Resolution Agreement (“ADR Agreement”) executed by Employee, attached hereto as Appendix B, and incorporated by reference into this Agreement as if fully set forth herein. Consistent with the provisions ADR Program and the ADR Agreement, the parties further agree that any dispute arising out of or relating to their obligations under this Agreement itself, including but not limited to the Company’s obligations under Section 3 and Employee’s obligations under Sections 1 and 2 above, shall not be subject to binding arbitration under the ADR Program.

12.     Entire Agreement. This Agreement contains the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with the exception of the ADR Agreement attached hereto as Appendix B. This Agreement may not be changed, amended, or modified, except by a written instrument signed by the parties; provided, however, that the Company may amend this Agreement from time to time without Employee’s consent to the extent deemed necessary or appropriate, in its sole discretion, to effect compliance with Section 409A of the Code, including regulations and interpretations thereunder, which amendments may result in a reduction of benefits provided hereunder and/or other unfavorable changes to Employee.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its officers thereunto duly authorized, and the Employee has hereunto set his hand, all as of the day and year first above written.

ATTEST:	EQT CORPORATION:

_____________________________	By: __/s/ Charlene Petrelli __________________

WITNESS:	EMPLOYEE:

_____________________________	____/s/Brian Pietrandrea____________________

Address:

APPENDIX A

AGREEMENT AND RELEASE

This Agreement and Release (“Agreement”), is entered into between <EMPLOYEE NAME> (“Employee”) and <EMPLOYER> (including its predecessors, parent corporations, subsidiaries, and affiliates, collectively, “EQT”).

WHEREAS, Employee’s employment with the Company terminated on <EFFECTIVE DATE OR UPON EVENT>;

WHEREAS, Employee and EQT have agreed that Employee is entitled to receive certain benefits upon termination of employment in exchange for, among other things, a general release; and

WHEREAS, the parties desire to fully and finally resolve and settle all issues arising out of the employment relationship and the termination of that relationship.

NOW, THEREFORE, in consideration of the respective representations, acknowledgements, covenants and agreements of the parties, as expressly set forth in this Agreement, the parties, intending to be legally bound, agree as follows:

1.    Employee understands that, effective <EFFECTIVE DATE>, his/her employment with EQT is terminated. Employee agrees that he/she will not apply for nor seek reemployment or reinstatement to employment with EQT now or ever in the future and that EQT will never be obligated to employ or reemploy him/her.

2.    Employee acknowledges and agrees that the obligations in the Employment Agreement executed by him/her on <DATE>, (a copy of which is attached hereto as Appendix A) shall continue after the termination of his/her employment pursuant to the terms of that agreement. Those obligations and commitments include paragraphs 1, 2, 5, 6, 7, 8, 11 and 12. Additionally, Employee hereby reaffirms the reasonableness and necessity for the aforementioned obligations contained in the Employment Agreement.

3.     Upon execution of this Agreement and expiration of the revocation period set forth in Paragraph 11 below, EQT will continue to pay Employee his/her current base salary for a period of <SEVERANCE LENGTH> months following his/her termination from employment. These salary continuation payments will be made on EQT’s regularly scheduled payroll dates for <NUMBER> payroll periods beginning on or about <START DATE> and concluding on or about <END DATE>. In addition, if Employee elects COBRA, the Company will pay the employer’s share of the premiums for Employee’s medical, dental and vision coverage in accordance with his /her current selected coverage for a period of <BENEFITS CONTINUATION> months following his/her termination from employment beginning on <START END> and concluding on <END DATE>.

Employee’s usual contributory cost for these benefits will be deducted from his/her salary continuation payments. Employee acknowledges and agrees that: (i) the payments and benefits identified in this Paragraph 3 are being made or offered pursuant to the Employee’s Employment Agreement; (ii) pursuant to his/her Employment Agreement the payments and benefits identified in this Paragraph 3 are in lieu of any payments or benefits under the EQT Corporation Severance Pay Plan; and (iii) absent his/her execution of this Agreement, he/she would not be entitled to receive the payments or benefits identified herein.

4.    Employee hereby voluntarily, irrevocably and unconditionally remises, releases and forever discharges EQT and all of its past, present and future officers, directors, agents, employees and shareholders, as well as the heirs, successors or assigns of any of such persons or entities (severally and collectively called “Releasees”), jointly and individually, from any and all claims, demands, issues, or causes of action arising out of, or in any way related to Employee’s employment with Releasees and/or his/her separation from employment with Releasees, whether asserted by him/her or on his/her behalf by any person or entity. This release includes, but is not limited to, claims for back pay, front pay, compensatory damages, liquidated damages, punitive damages, fringe benefits, reinstatement, attorneys’ fees, interest, costs and/or remedies or relief of any sort whatsoever under any possible legal, equitable, tort, contract or statutory theory, including, but not limited to, any claims arising under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act of 1967, as amended, the Americans with Disabilities Act of 1990, as amended, the Older Workers Benefit Protection Act, the Family Medical Leave Act, the Pennsylvania Human Relations Act, as amended, and any other federal, state and local statutes, ordinances, executive orders or regulations prohibiting discrimination in employment, under theories of unjust dismissal or wrongful discharge, under theories of breach of contract or fiduciary duty or under theories based on any intentional or negligent tort which Employee has or may have, whether now known or unknown and of whatever kind or nature against Releasees, which arose on or before the date Employee signs this Agreement. Employee also hereby releases all Releasees from any and all claims for the fees, costs, expenses and interest of any and all attorneys who now represent or who have at any time represented Employee in connection with this Agreement and/or in connection with any of the matters released in this Agreement.

5.    Employee hereby represents and warrants that there are no actions or claims of Employee now pending against any of the Releasees in any court of the United States or any State thereof based upon any acts or events arising out of or related to his/her employment with Releasees or his/her separation from employment with Releasees. Notwithstanding any other language in this Agreement, the parties understand that this Agreement does not prohibit Employee from filing an administrative charge of alleged employment discrimination under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990 or the Equal Pay Act of 1963. Employee, however, waives his/her right to monetary or other recovery should any federal, state or local administrative agency pursue any claims on his/her behalf arising out of or relating to his/her employment with and/or separation from employment with any of the Releasees. This means that by signing this Agreement, Employee will have waived any right he/she had to obtain a recovery if an administrative agency pursues a claim against any of the Releasees based on any actions taken by any of the Releasees up to the date of the signing of this Agreement, and that Employee will have released the Releasees of any and all claims of any nature arising up to the date of the signing of this Agreement.

6.    It is also understood that the Company will not contest a claim filed by Employee for unemployment compensation benefits following Employee’s separation from employment with EQT.

7.    By entering into this Agreement, EQT in no way thereby admits that it or any of the Releasees has treated Employee unlawfully or wrongfully in any way. Neither this Agreement nor the implementation thereof shall be construed to be, or shall be admissible in any proceedings as, evidence of any admission by EQT or any of the Releasees of any violation of or failure to comply with any federal, state, or local law, ordinance, agreement, rule, regulation or order.

8.    Employee acknowledges his/her continuing obligations at law, under EQT’s policies and his/her Employment Agreement to preserve EQT’s confidential information and to return all EQT property promptly.

9.     Employee agrees that, except as required by law, the terms and conditions of this Agreement will be kept strictly confidential and will not be discussed, disclosed, or revealed, directly or indirectly, to any person, corporation, or other entity, other than to Employee’s spouse, attorney, accountant for use on tax matters or to government taxing agencies or taxing officials. Employee also agrees not to make any negative comments to the media, or to any members of the public regarding EQT or EQT’s officers, administrators, directors or trustees. Employee, upon reasonable notice and at reasonable times, agrees to cooperate with the Company in the defense of litigation and in related investigations and preparations of any claims or actions now in existence or that may be threatened or brought in the future relating to events or occurrences that transpired while Employee was employed by the Company.

10.    Employee acknowledges that he/she has been given the opportunity to consider this Agreement for <TWENTY-ONE OR FORTY-FIVE> calendar days, which is a reasonable period of time, and that he/she has been advised to consult with an attorney in relation thereto prior to executing it. Employee further acknowledges that he/she has had a full and fair opportunity to consult with an attorney, that he/she has carefully read and fully understands all of the provisions of this Agreement, that he/she has discussed the Agreement with such attorneys if he/she has chosen to, and that he/she is voluntarily executing and entering into this Agreement, intending to be legally bound hereby. If Employee signs this Agreement in less than <TWENTY-ONE OR FORTY-FIVE> calendar days, Employee acknowledges that he/she has thereby waived his/her right to the full <TWENTY-ONE OR FORTY-FIVE> calendar day period.

11.    For the period of seven calendar days following Employee’s execution of this Agreement, Employee may revoke it by delivery of a written notice revoking same within that seven-day period to the office of Robert Frankhouser, Esquire, EQT Corporation, 625 Liberty Avenue, Suite 1700, Pittsburgh, PA, 15222. This Agreement shall not be effective or enforceable until that seven-day revocation period has expired, and EQT shall not be obligated to make any of the payments or provide any of the benefits in Paragraph 3 prior to such expiration.

12.    The terms and conditions of this Agreement constitute the full and complete understandings, agreements and arrangements of the parties, supercedes all prior agreements (with the exception of the Alternative Dispute Resolution Agreement executed by Employee on <DATE>) and there are no agreements, covenants, promises or arrangements other than those set forth herein and other than those obligations and commitments of Employee contained in the Employment Agreement executed by Employee on <DATE> attached hereto in Appendix A (See also paragraph 2 above). Any subsequent alteration in or variance from any term or condition of this Agreement shall be effective only if in writing and signed by the parties.

13.    This Agreement shall be governed by and construed in accordance with the statutory and decisional law of the Commonwealth of Pennsylvania without regard to conflicts of law principles. If any provision of this Agreement is determined to be invalid or unenforceable for any reason, the remaining provisions and portions of this Agreement – at EQT’s sole option – shall be unaffected thereby and shall remain in full force to the fullest extent permitted by law.

14.    EMPLOYEE ACKNOWLEDGES THAT EMPLOYEE HAS CAREFULLY READ AND FULLY UNDERSTANDS ALL OF THE PROVISIONS OF THIS AGREEMENT, AND THAT EMPLOYEE IS VOLUNTARILY EXECUTING AND ENTERING INTO THIS AGREEMENT, WITH FULL KNOWLEDGE OF ITS SIGNIFICANCE AND INTENDING TO BE LEGALLY BOUND BY IT.

IN WITNESS WHEREOF, the aforesaid parties, intending to be legally bound hereby, have caused this Agreement to be executed on the dates set forth below.

EQT CORPORATION

By: _____________________________	Date:________________________

EMPLOYEE:

_/s/ Brian Pietrandrea_________________	Date:_3/7/13__________________

APPENDIX B

ADR AGREEMENT

ALTERNATIVE DISPUTE RESOLUTION PROGRAM AGREEMENT
(INCLUDING THE ADR PROGRAM POLICY 1.16)

I, Brian Pietrandrea, have received a copy of the Equitable Resources, Inc. (“Equitable” or “Company”) Alternative Dispute Resolution Program (“ADR Program”). A copy of the ADR Program is attached to this Alternative Dispute Resolution Program Agreement (“ADR Program Agreement”) as Attachment 1 and is incorporated herein by reference. I agree as follows:

1.
I understand that it is the policy of Equitable to encourage resolution of individual employment disputes, except those excluded by Section I.A of the ADR Program, through a process of mandatory and binding arbitration.

2.
I understand that by signing this ADR Program Agreement, I am agreeing to submit all Employment Disputes as defined by Section I.A of the ADR Program to final and binding arbitration before a neutral Arbitrator.

3.
I understand that in exchange for agreeing to submit my Employment Disputes to final and binding arbitration in accordance with the ADR Program, I will be eligible to participate in Equitable’s Short Term Incentive Plan (“STIP”) in the 2007 calendar year, and in each year thereafter that the STIP is offered, provided that I am otherwise eligible for the STIP in accordance with its terms.

4.
I understand that the ADR Program Agreement and the ADR Program affect the forum in which I can file suit against Equitable, and accordingly, I have been provided with an opportunity to seek legal advice before signing this ADR Program Agreement.

5.
I understand that to invoke the ADR Program, I must have: (1) an Employment Dispute (which is not excluded by the ADR Program) for which the law in that jurisdiction provides a remedy; and (2) exhausted all administrative remedies available for that Employment Dispute. I further understand that this ADR Program Agreement and the ADR Program do not restrict my rights to file administrative charges with the Equal Employment Opportunity Commission, the National Labor Relations Board, or any other similar federal, state or local agency; provided, however, that upon receipt of a notice of right-to-sue or similar administrative determination that does not fully and finally dispose of the Employment Dispute, I shall arbitrate the Employment Dispute in accordance with the ADR Program.

6.
I understand that I must file a claim under the ADR Program by the later of the following: (1) within one year of the date on which I became aware of the Employment Dispute; or (2) within the applicable statute of limitations provided for that particular Employment Dispute.

7.
I understand that neither the ADR Program Agreement nor the ADR Program form a contract of employment between Equitable and me and they in no way alter the “at-will” status of my employment. I understand that my employment with Equitable is at-will, which means that my employment, at the option of Equitable or myself, can be terminated at anytime, with or without cause and with or without notice.

BY SIGNING THIS ADR PROGRAM AGREEMENT I ACKNOWLEDGE THAT I RECEIVED, REVIEWED AND AGREE TO THE ADR PROGRAM

Agreed:	Date:

/s/ Brian P. Pietrandrea	2/14/07
Employee Name